Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Andrew Samuel

CEO

717.798.4230

asamuel@linkbank.com

LINKBANCORP, INC. Announces Completion of New Jersey Branch Sale

April 1, 2025 - CAMP HILL, PA – Andrew Samuel, Chief Executive Officer of LINKBANCORP, Inc. (NASDAQ: LNKB) ( “Company”), announced that the Company’s wholly owned subsidiary, LINKBANK (“LINK”), has successfully consummated the sale of its banking operations and three branches in New Jersey, including related loans and deposits (the “New Jersey Operations”) to American Heritage Federal Credit Union, headquartered in Philadelphia, Pennsylvania. The transaction, effective March 31, 2025, involved the transfer of three branch locations, approximately $87 million of deposits, and $105 million in loans. Under the terms of the purchase and assumption agreement, deposits were sold at a 7% premium and loans were sold at par, resulting in an estimated after-tax gain, net of transaction costs, of approximately $8.5 million for the Company.

“This strategic sale of our New Jersey Operations enables the Company to reallocate capital to our core markets in Pennsylvania, Maryland, and Virginia, while enhancing operational efficiencies as we continue to build a premier Mid-Atlantic community bank,” said Samuel.

The three branches were acquired by the Company in the merger with Partners Bancorp that closed in November 2023.

Stephens Inc. served as financial adviser and Luse Gorman, PC provided legal counsel to the Company in connection with the transaction.

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, LINKBANK, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Pennsylvania, Maryland, Delaware and Virginia through 24 client solutions centers and www.linkbank.com. LINKBANCORP, Inc. common stock is traded on the Nasdaq Capital Market under the symbol "LNKB". For further company information, visit ir.linkbancorp.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; risks related to the integration of the merger with Partners; changes in general economic trends, including inflation and changes in interest rates; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the effects of any cybersecurity breaches. The Company does not undertake, and specifically disclaims, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.